UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2011

ETERNAL ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 West Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As of February 22, 2011, pursuant to the authority set forth in Section 10.1 of our Bylaws, we amended and restated Section 3.13 of our Bylaws in its entirety, such that any committees of our Board of Directors shall have one or more members.  Prior to the amendment, the minimum number of members of each committee was two directors.  The relevant amendment is filed with this Current Report as Exhibit 3(ii).3.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

As of February 22, 2011, we executed a non-binding letter of intent with American Eagle Energy Inc. to merge with it.  Pursuant to the terms of the letter of intent, we will form a wholly-owned subsidiary into which American Eagle Energy will merge.  We will be the surviving entity of the possible merger.  We currently anticipate that we will enter into a definitive agreement shortly after American Eagle Energy and we file our respective Annual Reports on Form 10-K for our most recent fiscal years ended December 31, 2010.

We currently expect that, immediately following the closing of the possible merger, the resulting company, through a reverse split, will reduce the number of outstanding shares of common stock that would result from the merger transaction.  In addition, we anticipate that the resulting company will file an application to list its common stock on a senior exchange.

The closing of the possible merger is subject to, among other items, (i) the successful completion of standard due diligence by the parties, (ii) the negotiation, execution, and delivery of a definitive merger agreement, (iii) our obtaining an acceptable opinion of an investment banking firm to the effect that the possible merger is fair to us and to our stockholders, (iv) the registration of the common stock currently contemplated to be issued by us to the stockholders of American Eagle Energy, and (v) the approval of the transaction by the boards of directors of both companies and by the stockholders of American Eagle Energy.  The ratio of stockholdings between the companies at the closing of the possible merger, exclusive of any presently outstanding options, is currently anticipated to be 80% to the legacy stockholders of American Eagle Energy and 20% to our legacy stockholders.

In contemplation of the possible merger transaction and the non-binding letter of intent, as of January 25, 2011, we established a special committee of the Board and designated Paul E. Rumler as its sole member, with one vacancy.  The duties and powers granted to the Special Committee were to:

•	review and evaluate the terms and conditions, and determine the advisability of the possible Merger with American Eagle Energy;

•	approve the possible merger and any other related transaction, as required to be considered by the Special Committee in connection with its appointment;

•
negotiate with American Eagle Energy with respect to the terms and conditions of the possible merger and, if the Special Committee deems appropriate, approve the execution and delivery of documents setting forth the possible merger on behalf of us;

•	determine whether the possible merger is fair to, and in our best interests and all of our stockholders; and

•	recommend to our Board of Directors what action, if any, should be taken by us with respect to the possible merger.

On February 23, 2011, we issued a press release announcing the execution of the non-binding letter of intent, the formation of the Special Committee and the appointment of Paul Rumler to be a member, and the amendment of our Bylaws to reduce to one the minimum number of directors needed for any committee of our Board of Directors.  A copy of the press release is included with this filing as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
3(ii).3*	Amendment No. 2 to Bylaws, adopted February 22, 2011.

99.1*
Press Release dated February 23, 2011, announcing the execution of the non-binding letter of intent, the formation of the Special Committee and the appointment of Paul Rumler to be a member, and the amendment of our Bylaws to reduce to one the minimum number of directors needed for any committee of our Board of Directors.

___________

*  Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2011	ETERNAL ENERGY CORP.

	By:	/s/ Bradley M. Colby
Bradley M. Colby
President and Chief Executive Officer